UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 9, 2001
Date of Report (Date of earliest event reported)

EXABYTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18033	84-0988566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1685 38th Street
Boulder, Colorado 80301
(Address of principal executive offices)

(303) 442-4333
Registrant's telephone number, including area code

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2. Acquisition or Disposition of Assets

On November 9, 2001, Exabyte Corporation ("Exabyte") and Ecrix Corporation ("Ecrix") completed a previously announced business combination (the "Acquisition"). The Acquisition was effected pursuant to the terms of an Agreement and Plan of Merger, dated as of August 22, 2001, among Exabyte, Ecrix, Bronco Acquisition, Inc., a wholly-owned subsidiary of Exabyte, certain lenders and certain investors named therein (the "Acquisition Agreement"). At the closing of the Acquisition, Bronco Acquisition, Inc. was merged into Ecrix (the "Merger"), as a result of which Ecrix became a wholly-owned subsidiary of Exabyte. All of the shares of Ecrix capital stock outstanding at the effective time of the Merger were cancelled and, in exchange, former holders of Ecrix capital stock became entitled to receive 10 million shares of Exabyte common stock. The number of shares of Exabyte common stock issuable in the Acquisition was fixed at the time the Acquisition Agreement was entered into, based upon arms-length negotiations among the parties, and was not subject to adjustment as a result of any changes in the fair market value of such shares following the execution of the Acquisition Agreement. Although Exabyte's management believes that the Acquisition will result in improved operating efficiencies, because Exabyte and Ecrix have historically operated in the data storage industry, Exabyte intends to continue to use the assets of Ecrix acquired as a result of the Acquisition in this business.

In connection with the Acquisition, Exabyte also issued 9.65 million shares of its Series H Convertible Preferred Stock to certain persons related to Ecrix. These shares were issued in a separate transaction, although the obligation to issue the shares was subject to the closing of the Merger. The shares were issued in a private placement exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation D promulgated thereunder.

The issuance of the 10 million shares of Exabyte Common Stock pursuant to the Acquisition was registered on a Form S-4 (SEC File No. 333-69808), which was declared effective by the U.S. Securities and Exchange Commission on October 10, 2001.

A press release regarding this transaction and the issuance of preferred stock for cash to certain parties related to Ecrix is described in the press release issued on November 12, 2001, a copy of which has been attached as an exhibit to this Report and is incorporated herein by reference.

Item 5. Other Events

Production of VXA products

Substantially all of Ecrix's manufacturing activity has been conducted through arrangements with Aiwa Co., Ltd. and a large media supplier. Ecrix has terminated its relationship with Aiwa and is entering into a new manufacturing relationship with Hitachi, Ltd. Currently, Ecrix is still in early negotiations with Hitachi over the terms and conditions of a manufacturing and supply agreement.

When Exabyte completes the outsourcing of its tape drive manufacturing to Hitachi, Hitachi will be the sole source manufacturer for Exabyte's M2™ tape drives. Additionally, upon the successful transition of manufacturing between Aiwa and Hitachi, Hitachi will also become the sole source manufacturer of Ecrix's VXA ® -1 tape drives.

Availability of Information

Exabyte carries live on its website quarterly and other conference calls with analysts and investors as well as proceedings and remarks at meetings of Exabyte's stockholders. Exabyte's website continues to make these events available for certain limited periods of time. The remarks of Mr. Marriner, Exabyte's Chairman, President and Chief Executive Officer, made after the special meeting of Exabyte stockholders on November 9, 2001, regarding the business of Exabyte tare available on Exabyte's website at(www.exabyte.com/company).

Item 7. Financial Statements and Exhibits

Financial statements of Ecrix and pro forma financial information relating to the Acquisition reported in Item 2 of this Report has been omitted pursuant to General Instruction B (3) of Form 8-K. Such information was previously reported in the Joint Registration Statement/Proxy Statement on Form S-4 filed by Exabyte with the U.S. Securities and Exchange Commission (SEC File No. 333-69808).

Exhibit	Description
2.1

Agreement and Plan of Merger, dated as of August 22, 2001, among Exabyte Corporation, Bronco Acquisition, Inc., Ecrix Corporation, certain lenders and certain investors named therein (incorporated by reference to Appendix A included in Amendment No. 2 to Form S-4 (SEC File No. 333-69808), filed with the Securities and Exchange Commission on October 9, 2001 (the "S-4")).

4.1	Certificate of Designation of Series H Convertible Preferred Stock (incorporated by reference to the S-4)
99.1	Press Release issued November 12, 2001 announcing the completion of the acquisition of Ecrix Corporation by Exabyte Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

EXABYTE CORPORATION
(Registrant)
Date	November 26, 2001	By	/s/ Craig G. Lamborn
Craig G. Lamborn
Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit	Description
2.1

Agreement and Plan of Merger, dated as of August 22, 2001, among Exabyte Corporation, Bronco Acquisition, Inc., Ecrix Corporation, certain lenders and certain investors named therein (incorporated by reference to Appendix A included in Amendment No. 2 to Form S-4 (SEC File No. 333-69808), filed with the Securities and Exchange Commission on October 9, 2001).

4.1	Certificate of Designation of Series H Convertible Preferred Stock (incorporated by reference to the S-4)
99.1	Press Release issued November 12, 2001 announcing the completion of the acquisition of Ecrix Corporation by Exabyte Corporation.